CAPITAL AUTOMOTIVE REIT

AMENDED AND RESTATED DECLARATION OF TRUST

Dated as of February 3, 1998

TABLE OF CONTENTS

ARTICLE I	FORMATION	3
ARTICLE II	NAME	3
ARTICLE III	NATURE, PURPOSE AND POWERS	2
Section 1	Purposes	2
Section 2	Powers	2
ARTICLE IV	RESIDENT AGENT	2
ARTICLE V	DEFINITIONS	2
ARTICLE VI	BOARD OF TRUSTEES	6
Section 1	Powers	6
Section 2	Initial Trustee; Trustees	7
Section 3	Vacancies	7
Section 4	Resignation, Removal or Death	7
Section 5	Independent Trustees	7
Section 6	Business Activities by Trustees	8
ARTICLE VII	SHARES OF BENEFICIAL INTEREST	8
Section 1	Authorized Shares	8
Section 2	Common Shares	8
Section 3	Preferred Shares	9
Section 4	Classified or Reclassified Shares	11
Section 5	Authorization by Board of Share Issuance	11
Section 6	General Nature of Shares	11
Section 7	Fractional Shares	12
Section 8	Declaration of Trust and Bylaws	12
Section 9	Preemptive Rights	12
ARTICLE VIII	RESTRICTIONS ON TRANSFER AND SHARES-IN-TRUST	12
Section 1	Restrictions on Transfer	12
Section 2	Shares-in-Trust	15
Section 3	Remedies Not Limited	17
Section 4	Ambiguity	17
Section 5	Legend	17
Section 6	Severability	18
ARTICLE IX	SHAREHOLDERS	18
Section 1	Meetings	18
Section 2	Voting Rights	18
Section 3	Preemptive and Appraisal Rights	19
Section 4	Extraordinary Actions	19
Section 5	Board Approval	19
Section 6	Action By Shareholders Without a Meeting	19
ARTICLE X	LIABILITY LIMITATION, INDEMNIFICATION AND	19

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CAPITAL AUTOMOTIVE REIT

DECLARATION OF TRUST

     This AMENDED AND RESTATED DECLARATION OF TRUST (“Declaration of Trust” or “Declaration”) of Capital Automotive REIT, a Maryland real estate investment trust (the “Trust”) is made as of the date set forth above by the undersigned Trustees.

     WHEREAS, a real estate investment trust under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Title 8”) was formed on October 20, 1997; and

     WHEREAS, the Board of Trustees of the Trust desire that the Trust qualify as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”), so long as such qualification, in the opinion of the Trustees, is advantageous to the Shareholders; and

     WHEREAS, the beneficial interest in the Trust shall be divided into transferable shares of one or more classes or series evidenced by certificates;

     NOW, THEREFORE, the Trustees hereby declare that they will hold all property which they have or may hereafter acquire as such Trustees, together with the proceeds thereof, in trust, and manage the Trust Property (as defined herein) for the benefit of the Shareholders as provided by this Declaration of Trust.

     The Trust under Title 8 hereby amends and restates its Declaration of Trust as currently in effect to read in its entirety as follows:

     The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended:

ARTICLE I
FORMATION

     The Trust is a REIT within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Code).

ARTICLE II
NAME

     The name of the Trust is Capital Automotive REIT.

     So far as may be practicable, the business of the Trust shall be conducted and transacted under that name, which name (and the word “Trust” wherever used in this Declaration of Trust, except where the context otherwise requires) shall refer to the Trustees collectively but not individually or personally and shall not refer to the Shareholders or to any officers, employees or agents of the Trust or of such Trustees.

     Under circumstances in which the Board of Trustees determines that the use of the name “Capital Automotive REIT” is not practicable, the Trust may use any other designation or name for the Trust.

ARTICLE III
NATURE, PURPOSE AND POWERS

     Section 1. Purposes. The purposes for which the Trust is formed is to engage in any business or activity permitted to be engaged in by a REIT under Title 8, including, without limitation or obligation, engaging in business as a REIT under the Code.

     Section 2. Powers. The Trust shall have all of the powers granted to a REIT by Title 8 and all other powers set forth in the Declaration of Trust which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

ARTICLE IV
RESIDENT AGENT

     The name of the resident agent for service of process of the Trust in the State of Maryland is WC&P Agent Corporation, 100 Light Street, Baltimore, Maryland 21202. The Trust may have such offices or places of business within or without the State of Maryland as the Trustees may from time to time determine.

ARTICLE V
DEFINITIONS

     As used in this Declaration of Trust, the following terms shall have the following meanings unless the context otherwise requires:

     “Affiliate” of a person shall mean (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital shares, shares or equity interests of such person, or (iii) any officer, director, employee, partner, member, manager or trustee of such person or of any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). For the purpose of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

     “Beneficial Ownership” shall mean ownership of Shares (or options to acquire Shares) by a Person who would be treated as an owner of such Shares under Section 542(a)(2) of the Code either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code (but without regard to Section 856(h)(3) of the Code). The terms “Beneficial Owner,” “Beneficially Owns,” and “Beneficially Owned” shall have correlative meanings.

     “Beneficiary” shall mean, with respect to any Share Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Share Trust as the beneficiary or beneficiaries of such Share Trust, in accordance with the provisions of Section 2(A) of Article VIII hereof.

     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     “Common Shares” shall mean the common shares of beneficial interest of the Company, par value $.01 per share.

     Constructive Ownership” shall mean ownership of Shares (or options to acquire Shares) by a Person who would be treated as an owner of such Shares either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” and “Constructively Owned” shall have correlative meanings. For purposes of Article VIII of the Declaration, the right of a limited partner in the Operating Partnership, to require the partnership to redeem units of limited partnership interest pursuant to the Partnership Agreement shall not be considered to be an option or similar right to acquire Shares of the Trust.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Initial Public Offering” means the sale of Common Shares pursuant to the Trust’s first effective registration statement for such Common Shares filed under the Securities Act.

     “Market Price” on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The “Closing Price” on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Shares are listed or admitted to trading or, if the Shares are not listed or admitted to trading on any national securities exchange, on National Market System of The Nasdaq Stock Market or, if the Shares are not quoted on such National Market System, the average closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for the Shares on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in the Shares selected for such purpose by the Board of Trustees.

     “Non-Transfer Event” shall mean an event (other than a purported Transfer) that would cause any Person to Beneficially Own or Constructively Own Shares in excess of the Ownership Limit, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares.

     “Ownership Limit” shall mean (i) with respect to the Common Shares, 9.9% of the number of outstanding shares; and (ii) with respect to any class or series of Preferred Shares, 9.9% of the number of outstanding shares of such class or series of Preferred Stock.

     “Operating Partnership” means Capital Automotive L.P., a Delaware limited partnership.

     “Partnership Agreement” shall mean the agreement of limited partnership of the Operating Partnership, as amended and restated from time to time.

     “Partnership Unit” shall mean a fractional, undivided share of the partnership interests of the Operating Partnership.

     “Preferred Shares” shall mean the preferred shares of beneficial interest of the Company, par value $.01 per share.

     “Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 2(E) of Article VIII hereof.

     “Person” means (unless otherwise stated herein) an individual, a corporation, a partnership, a company, an estate, a trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, a joint venture, a bank, an association, a private foundation within the meaning of Section 509(a) of the Code, a stock company or association, a limited liability company or an other entity, or any government or agency or political subdivision thereof, and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Exchange Act and shall include any successor (by merger, consolidation, reorganization or otherwise) of such entity or group; but does not include an underwriter which participated in any public offering registered under the Securities Act of any Shares of the Trust for a period of 90 days following the purchase by such underwriter of such Shares; provided, further, that the restrictions contained in Article VIII hereof will not be violated following the distribution by such underwriter of such underwritten Shares.

     “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 1(B) of Article VIII hereof, would own record title to Shares.

     “Redemption Rights” shall mean the rights granted under the Partnership Agreement to the limited partners to redeem, under certain circumstances, their limited partnership interests for cash (or, at the option of the Trust, Common Shares).

     “REIT” shall mean a real estate investment trust under Section 856 of the Code.

     “Restriction Termination Date” shall mean the first day after the date of the Initial Public Offering on which the Board of Trustees and the Shareholders of the Trust determine, pursuant to 1(C) of Article VI and Section 2 of Article IX, that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

     “Shares” shall mean shares of beneficial interest of the Trust of any class or series. The term “Shares” shall include all shares that are held as Shares-in-Trust in accordance with the provisions of Section 2 of Article VIII.

     “Shares-in-Trust” shall mean any Shares designated Shares-in-Trust pursuant to Section 1(B) of Article VIII hereof.

     “Share Trust” shall mean any separate trust created pursuant to Section 1(B) of Article VIII hereof and administered in accordance with the terms of Section 2 of Article VIII hereof, for the exclusive benefit of any Beneficiary.

     “Share Trustee” shall mean any person or entity unaffiliated with both the Trust and any Prohibited Owner, such Share Trustee to be designated by the Trust to act as trustee of any Share Trust, or any successor trustee thereof.

     “Trading Day” shall mean a day on which the principal national securities exchange on which the Shares are listed or admitted to trading is open for the transaction of business or, if the Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     “Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares). “Transfer” (as a verb) shall have the correlative meaning.

     “Real Property” or “Real Estate” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

     “Securities” means Shares, any stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing, or shares or other securities of any successor in interest of the Trust.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Securities of the Trust” means any Securities issued by the Trust.

     “Shareholders” means holders of record of outstanding Shares.

     “Shares” means shares of beneficial interest of the Trust of any class or series.

     “Trustees”, “Board” or “Board of Trustees” means, collectively, all individuals who have been duly elected and qualify as trustees of the Trust hereunder.

     “Trust Property” means any and all property, real, personal or otherwise, tangible or intangible, which is transferred or conveyed to the Trust or the Trustees (including all rents, income, profits and gains therefrom), which is owned or held by, or for the account of, the Trust.

ARTICLE VI
BOARD OF TRUSTEES

     Section 1. Powers.

                 (A) Subject to any express limitations contained in the Declaration of Trust or in the Bylaws, (i) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (ii) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as it, in its sole judgment and discretion, deems necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with a presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in the Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Trustees under the general laws of the State of Maryland or any other applicable laws.

                 (B) Except as otherwise provided in the Bylaws of the Trust (the “Bylaws”), the Board, without any action by the Shareholders, shall have and may exercise, on behalf of the Trust, without limitation and in its sole discretion, the power to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of Shares; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

                 (C) It shall be the duty of the Board of Trustees to ensure that the Trust satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of outstanding Shares, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its Shareholders. The Board of Trustees shall take no intentional action to disqualify the Trust as a REIT or to otherwise revoke the Trust’s election to be taxed as a REIT without the affirmative vote of two-thirds of the number of Shares to vote on such matter at a meeting of the Shareholders. The Board of Trustees, without any action by the Shareholders, may amend the Declaration from time to time to qualify as a REIT under the Code or Title 8 by a vote of two-thirds of the Trustees.

     Section 2. Initial Trustee; Trustees. The number of Trustees initially shall be one, which number may be increased or decreased by the Trustees then in office from time to time pursuant to the Bylaws of the Trust or, as specified in any rights or preferences of any class or series of Shares as set forth in the Declaration of Trust; provided, that the total number of Trustees shall be increased to not less than seven nor more than 15. Except as specified in any rights and preferences of any class or series of Shares, no reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his term. Unless otherwise provided in the Declaration of Trust, each Trustee shall hold office for a term expiring at the succeeding annual meeting of Shareholders following his election and until his successor shall have been elected and shall have qualified. The name and address of the Trustees who shall serve as the initial Trustee and until his successors is duly elected and qualified is:

Name	Address
Thomas D. Eckert	1925 North Lynn Street
Arlington, Virginia 22209

     Section 3. Vacancies. The Trustees may increase the number of Trustees and fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees in the manner provided in the Bylaws. It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.

     Section 4. Resignation, Removal or Death. Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Shares to elect one or more Trustees, a Trustee may be removed at any time, with or without cause, at a meeting of the Shareholders, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote generally in the election of Trustees.

     Section 5. Independent Trustees. Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed ninety (90) days following the death, resignation, incapacity or removal from office of a Trustee prior to expiration of the Trustee’s term of office), a majority of the Board of Trustees shall be comprised of persons (each such person serving on the Board of Trustees being an “Independent Trustee”) who are not, and within the last two years have not been, (i) executive officers or employees of the Trust or the Operating Partnership or any subsidiary thereof, (ii) a holder or a group of affiliated holders of securities of the Trust, who own or have the right to acquire 10% or more of the Common Shares and/or Preferred Shares of the Trust on a fully diluted and converted basis, or an officer, director, trustee, member, employee or Affiliate thereof or person who is a designee or nominee of any such holder to the Board of Trustees, or (iii) is a partner or an officer, director, trustee, member, employee or Affiliate of a partner of the Operating Partnership.

     Section 6. Business Activities by Trustees.

                 (A) Each (a) contract, (b) agreement, and (c) transaction between or among (i) the Trust and any of its Trustees, officers or employees, (ii) the Trust and any Affiliate of the Trust, (iii) the Trust and any person affiliated with any Trustee, officer or employee, and (iv) the Trust and any partner of the Operating Partnership or person affiliated with a partner of the Operating Partnership, shall be void or voidable by the Trust unless such contract, agreement or transaction shall have been approved, authorized or ratified by a majority of the Independent Trustees of the Trust.

                 (B) Notwithstanding anything herein to the contrary, each individual Trustee, including each Independent Trustee, may engage in other business activities of the type conducted by the Trust and is not required to present to the Trust any investment or business opportunities presented to them even though the investment or business opportunities may be within the scope of the Trust’s investment or business policies, provided, that no Trustee shall be permitted to pursue or take any action with respect to an investment or business opportunity that was identified by, presented to, or otherwise came to the attention of, the Trust, unless the majority of the Independent Trustees authorize, approve or ratify such actions by such Trustee.

                 (C) Sections 5 and 6 of this Article VI shall not apply to any employment agreement between the Trust and any officer or employee, or the establishment of compensation or benefits for any officer, employee or Trustee, including any bonus or incentive compensation, whether in the form of cash, shares, options or otherwise, or the approval of any benefit, bonus or incentive plan, including any share option, share purchase, restricted share or similar plan.

ARTICLE VII
SHARES OF BENEFICIAL INTEREST

     Section 1. Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest. The Trust has authority to issue One Hundred Twenty Million (120,000,000) shares of beneficial interest, $.01 par value per share, of which One Hundred Million (100,000,000) shall be common shares of beneficial interest, par value $.01 per share (“Common Shares”), and Twenty Million (20,000,000) shall be preferred shares of beneficial interest, $.01 par value per share (“Preferred Shares”). The Board of Trustees, without any action by the Shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

     Section 2. Common Shares.

                 (A) Voting Rights. Subject to any preferential or classified voting rights of any class or series of Shares, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board of Trustees may reclassify any unissued Common Shares from time to time in one or more classes or series of Shares. Except as otherwise provided in respect of any Shares hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the

Common Stock. Holders of Common Shares may not engage in cumulative voting in the election of Trustees.

                 (B) Dividend Rights. Subject to any preferential dividend rights, the holders of Common Shares shall be entitled to receive such dividends as may be declared by the Board of Trustees with respect to the Common Shares. The holders of all Common Shares will participate equally in dividends payable to holders of Common Shares when and as authorized and declared by the Board of Trustees. The Board of Trustees may from time to time authorize and declare to Shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. The Board of Trustees shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a REIT under the Code. Subject to any preferential dividend rights, Shareholders shall have no right to any dividend or distribution unless and until authorized and declared by the Board.

                 (C) Rights Upon Liquidation. Subject to any preferential rights upon liquidation, dissolution or winding up of the Trust, holders of Common Shares shall be entitled to share ratably in the assets of the Trust legally available for distribution to the Shareholders in the event of the liquidation, dissolution or winding up of the Trust after payment of, or adequate provision for, all known debts and liabilities of the Trust.

     Section 3. Preferred Shares.

                 (A) The Board of Trustees shall have, without limitation, subject to the provisions of the Declaration of Trust, the power and authority to classify or reclassify any unissued Shares a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more class or series of such class, by determining, fixing or altering one or more of the following:

                          (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Trustees in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Trustees in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into Common Shares or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this sub-paragraph.

                          (2) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and participating or non-participating.

                          (3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

                          (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Trustees shall determine.

                          (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

                          (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Trust, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on parity with such rights of any other class or series of stock.

                          (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Trust, or upon any other action of the Trust, including action under this sub-paragraph, and, if so, the terms and conditions thereof.

                          (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Declaration of Trust of the Trust.

                 (B) For the purposes hereof and of any articles supplementary to the Declaration of Trust providing for the classification or reclassification of any Shares or of any other organizational document of the Trust (unless otherwise provided in such articles or document), any class or series of Shares of the Trust shall be deemed to rank:

                          (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in the preference or priority to holders of such other class or series;

                          (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different rom those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

                          (3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

     Section 4. Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”) in form and substance as prescribed by Maryland law. Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 4 may be made dependent upon facts or events ascertainable outside the Declaration of Trust (including determinations by the Board of Trustees or other facts or events within the control of the Trust) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in articles supplementary filed with the SDAT.

     Section 5. Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend) and without any action by the Shareholders, subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws of the Trust. Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

     Section 6. General Nature of Shares. All Shares shall be personal property entitling the Shareholders only to those rights provided in the Declaration of Trust. The Shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a Shareholder shall not terminate the Trust. The Trust is entitled to treat as Shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

     Section 7. Fractional Shares. The Trust may, without the consent or approval of any Shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

     Section 8. Declaration of Trust and Bylaws. All Shareholders are subject to the provisions of the Declaration of Trust and the Bylaws of the Trust.

     Section 9. Preemptive Rights. Subject to Section 3 of Article IX, no holder of any Shares or any other securities of the Trust, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any Shares or any other securities of the Trust other than such, if any, as the Board of Trustees, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Trustees, in its sole discretion, may fix; and any Shares or other securities which the Board of Trustees may determine to offer for subscription may, as the Board of Trustees in its sole discretion shall determine, be offered to the holders of any class, series or type of Shares or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of Shares or other securities at the time outstanding.

ARTICLE VIII
RESTRICTIONS ON TRANSFER AND SHARES-IN-TRUST

     Section 1. Restrictions on Transfer.

                 (A) Restrictions on Transfers.

                          (1) Except as provided in Section 1(F) hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own outstanding Shares in excess of the Ownership Limit.

                          (2) Except as provided in Section 1(F) hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Shares which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit and the intended transferee shall acquire no rights in such excess Shares.

                          (3) From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such excess Shares.

                          (4) From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of Shares that, if effective, would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of Shares which would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such excess Shares.

                          (5) Except as provided in Section 1(F) hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of Shares that, if effective, would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust’s real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of Shares which would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust’s real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess Shares.

                 (B) Transfer to Share Trust.

                          (1) If, notwithstanding the other provisions contained in this Section 1 of Article VIII, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own Shares in excess of the Ownership Limit, then, (x) except as otherwise provided in Section 1(F) hereof, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Shares Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of Shares which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own Shares in excess of the Ownership Limit, (y) such number of Shares in excess of the Ownership Limit (rounded up to the nearest whole share), shall be designated Shares-in-Trust and, in accordance with the provisions of Section 2 hereof, transferred automatically and by operation of law to the Share Trust to be held in accordance with that Section 2 and (z) the Prohibited Owner shall submit such number of Shares to the Trust for registration into the name of the Share Trust. Such transfer to a Share Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

                          (2) If, notwithstanding the other provisions contained in this Section 1 of Article VIII, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Trust being “closely held” within the meaning of Section 856(h) of the Code, or (iii) cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust’s real property, within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the person holding record title of the Shares with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of Shares, the ownership of which by such purported transferee or record holder would (A) result in the Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Trust being “closely held” within the meaning of Section 856(h) of the Code, or (C) cause the Trust to Constructively

Own 10% or more of the ownership interests in a tenant of the Trust’s real property, within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of Shares (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 2 hereof, transferred automatically and by operation of law to the Share Trust to be held in accordance with that Section 2, and (z) the Prohibited Owner shall submit such number of Shares to the Trust for registration into the name of the Share Trust. Such transfer to a Share Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be. If, for any reason, the transfer to the Share Trust is not automatically effective to prevent the result described in (A), (B) or (C) of this paragraph, then the Transfer or Non-Transfer Event to the extent of the number of shares calculated in clause (y) of this paragraph shall be void.

                 (C) Remedies For Breach. If the Trust, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section 1(A) hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 1(A) hereof, the Trust shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or acquisition.

                 (D) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Shares in violation of Section 1(A) hereof, or any Person who owned Shares that were transferred to the Share Trust pursuant to the provisions of Section 1(B) hereof, shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Trust’s status as a REIT.

                 (E) Owners Required To Provide Information. From the date of the Initial Public Offering and prior to the Restriction Termination Date:

                          (1) Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding Shares of the Trust shall, within 30 days after January 1 of each year, provide to the Trust a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of Shares Beneficially Owned or Constructively Owned, and a description of how such Shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

                          (2) Each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust a written statement or affidavit stating such information as the Trust may request in order to determine the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

                 (F) Exception to Ownership Limit. The Ownership Limit shall not apply to the acquisition of Shares by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such Shares, provided, further, that the restrictions contained in Section 1(A) of this Article VIII will not be violated following the distribution by such underwriter of such underwritten Shares. In addition, the Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in Section 1(A)(3) and/or Section 1(A)(4) hereof will not be violated and that REIT status will not otherwise be lost, may exempt a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code, provided that (i) the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of Shares will cause the Trust to lose its status as a REIT and (ii) such Person agrees that any violation or attempted violation of such representations and undertakings will result in a transfer to the Share Trust of Shares pursuant to Section 1(B) hereof.

     Section 2. Shares-in-Trust.

                 (A) Share Trust. Any Shares transferred to a Share Trust and designated Shares-in-Trust pursuant to Section 1(B) hereof shall be held for the exclusive benefit of the Beneficiary. The Trust shall name a beneficiary of each Share Trust within five days after discovery of the existence thereof. Any transfer to a Share Trust, and subsequent designation of Shares as Shares-in-Trust, pursuant to Section 1(B) hereof shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Share Trust. Shares-in-Trust shall remain issued and outstanding Shares of the Trust and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding Shares of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of Section 2(E) hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

                 (B) Dividend Rights. The Share Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Trustees on such Shares and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Share Trust the amount of any dividends or distributions received by it that (i) are attributable to any Shares designated Shares-in-Trust and (ii) the record date for which was on or after the date that such shares became Shares-in-Trust. The Trust shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Shares Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section 1(B) hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Trust’s receipt or withholding thereof, shall pay over to the Share Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

                 (C) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the

Trust, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of Shares of the same class or series, that portion of the assets of the Trust which is available for distribution to the holders of such class and series of Shares. The Share Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section 2(C) in excess of, (i) in the case of a purported Transfer in which the Prohibited Owner gave value for Shares and which Transfer resulted in the transfer of the shares to the Share Trust, the price per share, if any, such Prohibited Owner paid for the Shares and, (ii) in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Share Trust shall be distributed to the Beneficiary.

                 (D) Voting Rights. The Share Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of Shares prior to the discovery by the Trust that the Shares are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Share Trust of Shares under Section 1(B) hereof, an irrevocable proxy to the Share Trustee to vote the Shares-in-Trust in the manner in which the Share Trustee, in its sole and absolute discretion, desires. If, however, the Trust has already taken irreversible action, then the Share Trustee shall not have the authority to rescind and revoke such vote.

                 (E) Designation of Permitted Transferee. The Share Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Share Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale), at a price as set forth in Section 2(G) hereof, the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Share Trust and the redesignation of such Shares so acquired as Shares-in-Trust under Section 1(B) hereof. Upon the designation by the Share Trustee of a Permitted Transferee in accordance with the provisions of this Section 2(E), the Share Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Trust that the Permitted Transferee is the holder of record of such number of Shares, (iii) cause the Shares-in-Trust to be canceled and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making the payment to the Prohibited Owner pursuant to Section 2(F) hereof.

                 (F) Compensation to Record Holder of Shares that Become Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 2(E) hereof or following the acceptance of the offer to purchase such shares in accordance with Section 2(G)

hereof) to receive from the Share Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for Shares and which Transfer resulted in the transfer of the Shares to the Share Trust, the price per share, if any, such Prohibited Owner paid for the Shares, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such Shares (e.g., if the Shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer and (ii) the price per Share received by the Share Trustee from the sale or other disposition of such Shares-in-Trust in accordance with Section 2(E) hereof. Any amounts received by the Share Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this Section 2(F) shall be distributed to the Beneficiary in accordance with the provisions of Section 2(E) hereof. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Share Trustee and the Share Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 2 by such Share Trustee or the Trust.

                 (G) Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust or (ii) the date the Trust determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Trust does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 1(D) hereof.

     Section 3. Remedies Not Limited. Subject to Section 1 of Article VI, nothing contained in this Article VIII shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders by preservation of the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

     Section 4. Ambiguity. In the case of an ambiguity in the application of any of the provisions of Article VIII, including any defined term used herein, the Board of Trustees shall have the power to determine the application of the provisions of this Article VIII with respect to any situation based on the facts known to it.

     Section 5. Legend. Each certificate for Shares shall bear the following legend:

     “The Common Shares or Preferred Shares or other Shares represented by this certificate are subject to restrictions on transfer for the purpose of the Trust’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as provided in the Declaration of Trust of the Trust, no Person may (i) Beneficially or Constructively Own Common Shares in

excess of 9.9% of the number of outstanding Common Shares, (ii) Beneficially or Constructively Own Shares of any class or series of Preferred Shares in excess of 9.9% of the number of outstanding Preferred Shares of such class or series, (iii) Beneficially Own Shares that would result in the Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iv) Beneficially Own Shares that would result in the Trust being “closely held” under Section 856(h) of the Code, or (v) Constructively Own Shares that would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust’s real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially or Constructively Own Shares in excess of the above limitations must immediately notify the Trust in writing. If any restrictions above are violated, the Shares represented hereby will be transferred automatically to a Share Trust and shall be designated Shares-in-Trust to a trustee of a trust for the benefit of one or more charitable beneficiaries. In addition, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Trust’s Amended and Restated Declaration of Trust, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Shareholder who so requests. Such requests must be made to the secretary of the trust at its principal office or to the transfer agent.”

     Section 6. Severability. If any provision of this Article VIII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE IX
SHAREHOLDERS

     Section 1. Meetings. There shall be an annual meeting of the Shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in the Declaration of Trust, special meetings of Shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws. With respect to any meeting of Shareholders (or a special meeting in lieu of an annual meeting), the nomination of persons for election to the Board of Trustees or the proposal of business to be considered by Shareholders may be made only (a) by the Board of Trustees, (b) as otherwise provided in the Declaration of Trust, or (c) as otherwise provided in the Bylaws. With respect to a special meeting of Shareholders, only the business specified in the Company’s notice of meeting may be brought before the meeting.

     Section 2. Voting Rights. Subject to the provisions of any class or series of Shares then outstanding and Maryland law, the Shareholders shall be entitled to vote only on the following matters: (a) termination of REIT status as provided in Section (1)(C) of Article VI, (b) election of Trustees as provided in Section 2 of Article VI and the Bylaws and the removal of

Trustees as provided in Section 4 of Article VI ; (c) amendment of the Declaration of Trust as provided in Article X; (d) termination of the Trust as provided in Section 2 of Article XIII; (e) merger or consolidation of the Trust, or the sale or disposition of substantially all of the Trust Property, as provided in Article XII; and (f) such other matters with respect to which a vote of the Shareholders is required by applicable law or the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Board of Trustees.

     Section 3. Preemptive and Appraisal Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 4 of Article VII or the Declaration of Trust, no holder of Shares shall, as such holder, (a) have any preemptive or preferential right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell or (b), except as expressly required by Title 8, have any right to require the Trust to pay him the fair value of his Shares in an appraisal or similar proceeding.

     Section 4. Extraordinary Actions. Except as specifically provided in Sections 1(C) and 4 of Article VI, Article VIII, Sections 1, 2 and 3 of Article XI, and Section 2 of Article XIII, of the Declaration of Trust, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or authorized by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

     Section 5. Board Approval. The submission of any action to the Shareholders for their consideration shall first be approved by the Board of Trustees.

     Section 6. Action By Shareholders Without a Meeting. The Bylaws of the Trust may provide that any action required or permitted to be taken by the Shareholders may be taken without a meeting by the unanimous written consent of the Shareholders entitled to vote on such matter.

ARTICLE X
LIABILITY LIMITATION, INDEMNIFICATION AND
TRANSACTIONS WITH THE TRUST

     Section 1. Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a Shareholder.

     Section 2. Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a REIT, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of the Declaration of Trust or Bylaws of the Trust inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland REIT for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     Section 3. Express Exculpatory Clauses in Instruments. Neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all Persons shall look solely to the Trust Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

     Section 4. Indemnification. The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Shareholder, Trustee or officer of the Trust or (b) any individual who, while a Trustee of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Shareholder, Trustee or officer of the Trust. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served as a predecessor of the Trust in any of the capacities described in (a) or (b) above, and to any employee or agent of the Trust or a predecessor of the Trust.

     Section 5. Transactions Between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in the Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

ARTICLE XI
AMENDMENTS

     Section 1. General. The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares. All rights and powers conferred by this Declaration of Trust on Shareholders, Trustees and officers are granted subject to this reservation. An amendment to the Declaration of Trust (a) shall be signed and acknowledged by at least a majority of the Trustees, (b) shall be filed for record with SDAT as provided in Article XIII, Section 5 and (c) shall become effective as of the later of the time the SDAT accepts the amendment for record or the time established in the amendment, not to exceed 30 days after the amendment is accepted for record. All references to the Declaration of Trust shall include all amendments thereto.

     Section 2. By Trustees. The Trustees by a two-thirds vote may amend the Declaration of Trust from time to time, in the manner provided by Title 8, without any action by the Shareholders, to qualify as a REIT under the Code or under Title 8.

     Section 3. By Shareholders. Other than amendments pursuant to Section 2 of this Article XI, any amendment to the Declaration of Trust shall be valid only if approved by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter, except that any amendment to Sections 1(C) and 4 of Article VI, Article VIII, Sections 1, 2 and 3 of Article XI and Section 2 of Article XIII, of the Declaration of Trust shall be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

ARTICLE XII
MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

     Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust into a Maryland or foreign business trust, corporation having capital stock, limited partnership or limited liability company; or one or more such business trusts, such corporations, domestic or foreign limited partnerships or limited liability companies may merge into it, (b) consolidate the Trust with a Maryland or foreign business trust, corporation having capital stock, limited partnership or limited liability company; or one or more such business trusts, such corporations, domestic or foreign limited partnerships or limited liability companies may consolidate into it, (c) participate in a share exchange either as the successor or as the entity whose securities are to be acquired, or (d) sell, exchange or otherwise transfer all or substantially all of the Trust Property. Any such action must be approved by the Board of Trustees and, after notice to all Shareholders entitled to vote on the matter, by the affirmative vote of a majority of all the votes entitled to be cast on the matter. As used herein, a sale, exchange or other transfer of substantially all of the assets of the Trust shall mean a sale, exchange or other transfer of 90% or more of the total assets of the Company (based upon the most recent appraised values) within a twelve-month period.

ARTICLE XIII
DURATION AND TERMINATION OF TRUST

     Section 1. Duration. The Trust shall continue perpetually unless terminated pursuant to Section 2 of this Article XIII or pursuant to any applicable provision of Title 8.

     Section 2. Termination.

                 (A) Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may be terminated at any meeting of Shareholders, by the affirmative vote of two thirds of all the votes entitled to be cast on the matter. Upon the termination of the Trust:

                          (1) The Trust shall carry on no business except for the purpose of winding up its affairs.

                          (2) The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust’s contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

                          (3) After paying or adequately providing for the payment of all debts and liabilities of the Trust, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust among the Shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

                 (B) After termination of the Trust, the liquidation of its business and the distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust’s records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all Shareholders shall cease.

ARTICLE XIV
CONTROL SHARE ACQUISITIONS

     The Trust will not be governed by Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland entitled Voting Rights of Certain Control Shares.

ARTICLE XV
MISCELLANEOUS

     Section 1. Governing Law. The Declaration of Trust is executed by the undersigned Trustee constituting all of the Trustees of the Trust and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

     Section 2. Reliance by Third Parties. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant

Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or Shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or Shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

     Section 3. Severability.

                 (A) The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article XI and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 2 of Article XI.

                 (B) If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

     Section 4. Construction. In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of “corporation” for purposes of such provisions.

     Section 5. Recordation. The Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any amendment hereto. A restated

Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

     Section 6. Approval by Sole Trustee and Sole Stockholder. This Amended and Restated Declaration of Trust has been approved by unanimous written consent of the sole Trustee and the sole stockholder of the Trust effective the date hereof.

     Section 7. Authorized Capital Shares.

                 (a) Prior hereto the authorized shares of beneficial interest of the Trust consists of One Million (1,000,000) shares of beneficial interest, $.01 par value per share, all of which have been designated as common shares of beneficial interest, $.01 par value per share.

                 (b) Upon filing hereof with the Maryland State Department of Assessments and Taxation the authorized beneficial interest of the Trust shall consist of One Hundred Twenty Million (120,000,000) shares of beneficial interest, $.01 par value per share, of which One Hundred Million (100,000,000) shall be common shares of beneficial interest, par value $.01 per share, and Twenty Million (20,000,000) shall be preferred shares of beneficial interest, $.01 par value per share.

                 (c) Increase in Aggregate Par Value of Shares of Beneficial Interest. Upon filing of the Amended and Declaration of Trust the aggregate par value of authorized capital shares of beneficial interest of the Trust shall increase from $10,000 to $1,200,000.

     IN WITNESS WHEREOF, this Declaration of Trust has been signed on this 3rd day of February 1998 by the undersigned sole Trustee of the Trust and witnessed by the undersigned Secretary of the Trust, each of whom acknowledges that this document is his free act and deed, and that to the best of his knowledge, information, and belief, the matters and facts set forth herein are true in all material respects and that the statement is made under the penalties for perjury.

CAPITAL AUTOMOTIVE REIT

/s/ Thomas D. Eckert

Thomas D. Eckert, sole Trustee

ATTEST:

     IN WITNESS WHEREOF, this Declaration of Trust has been signed on this 3rd day of February 1998 by the sole Trustee of the Trust who acknowledges that this document is his free act and deed, and that to the best of his knowledge, information, and belief, the matters and facts set forth herein are true in all material respects and that the statement is made under the penalties for perjury.

/s/ David S. Kay
(SEAL)
David S. Kay, Secretary

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED DECLARATION OF TRUST
OF
CAPITAL AUTOMOTIVE REIT

     The undersigned, being members of the Board of Trustees (the “Board”) of Capital Automotive REIT, a Maryland real estate investment trust (the “Trust”), do hereby certify pursuant to the provisions of Article XI of the Amended and Restated Declaration of Trust of the Trust (the “Declaration of Trust”) filed with the Maryland State Department of Assessments and Taxation on February 3, 1998, and in accordance with the applicable provisions of Maryland law:

1.	That the Board has adopted a resolution to amend the Declaration of Trust as hereinafter set forth and has declared that such amendment is advisable.

2.	Pursuant to Article XI, Section 3 of the Declaration of Trust, the amendment to the Declaration of Trust set forth below shall be approved by the shareholders of the Trust by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter.

3.	That the amendment has been approved by the shareholders of the Trust by the affirmative vote of at least a majority of the shareholders entitled to notice of, and to vote at, the Annual Meeting of the shareholders of the Trust held on May 6, 2003.

     Therefore, the Declaration of Trust is hereby amended as follows:

     Article VI, Section 5 is hereby amended by deleting in its entirety Article VI, Section 5 thereof and substituting as Article VI, Section 5 the following:

Independent Trustees. Notwithstanding anything herein
to the contrary, at all times (except during a period
not to exceed ninety (90) days following the death,
resignation, incapacity or removal from office of a
Trustee prior to expiration of the Trustee’s term of
office), the Board of Trustees and any committee
thereof shall have such number of Trustees with such
characteristics as may be necessary to satisfy all
independence requirements set forth in the Securities
Exchange Act of 1934 and the rules and regulations
promulgated by the Securities and Exchange Commission
thereunder, and the rules and regulations of any stock
exchange or automated interdealer quotation system on
which any Shares are listed.

     I, Thomas D. Eckert, the Chief Executive Officer of the Trust, acknowledge (i) that I have been authorized by the Board to file this Certificate of Amendment with the Maryland State Department of Assessments and Taxation, (ii) this Certificate of Amendment to be the act of the Trust and (iii) as to all matters or facts required to be verified under oath, I acknowledges that, to the best of my knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 13th day of June, 2003.

CAPITAL AUTOMOTIVE REIT

By:	/s/ Thomas D. Eckert

Name: Thomas D. Eckert
Title: Chief Executive Officer